Exhibit 3.1.1

Articles of Amendment
of
Hanover Capital Mortgage Holdings, Inc.

     Hanover Capital Mortgage Holdings, Inc., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Article EIGHTH(c) of the charter of the corporation is hereby amended and restated as follows:
     (c) The Board of Directors shall take no action to terminate the Corporation’s status as a REIT until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and (iii) such resolution is approved by at least two-thirds (66-2/3%) of all of the votes entitled to be cast on the matter.
     SECOND: The amendment of the charter of the corporation set forth above has been approved by the board of directors and the stockholders of the corporation as required by law.
     THIRD: The undersigned officer of the corporation acknowledges these Articles of Amendment to be the corporate act of the corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the corporation has caused these Articles of Amendment to be executed in its name and on its behalf by the undersigned President and attested by an Assistant Secretary this 15th day of April, 2009.

/s/ John A. Burchett	/s/ Irma N. Tavares

John A. Burchett	Irma N. Tavares
President	Assistant Secretary